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                                                                      Exhibit 21


The subsidiaries of The Pathways Group, Inc. are as follows:


                                  State or Country         Name Under Which
       Subsidiary                 of Organization      Subsidiary Does Business
----------------------------      ----------------     ------------------------

Sprinticket, Inc.                    Washington               Sprinticket
The Pathways Group, Inc.               Hawaii              The Pathways Group
Pathways International, Ltd.         Washington            The Pathways Group
The Pathways Group Gmbh               Austria              The Pathways Group